Exhibit 10.42

EXECUTION COPY	CONFIDENTIAL
COLLABORATION AND LICENSE AGREEMENT
     THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) dated as of June 17, 2005, (the “Effective Date”) is by and between Avalon Pharmaceuticals, Inc. (“Avalon”), a Delaware Corporation, having a place of business at 20358 Seneca Meadows Parkway, Germantown, MD 20876 and MedImmune, Inc. (“MedImmune”), a Delaware corporation, having a place of business at One MedImmune Way, Gaithersburg, MD 20878. Avalon and MedImmune may each be referred to herein individually as a “Party” and collectively as the “Parties.”
     WHEREAS, Avalon has developed and controls certain chemical genomics technology related to facilitating drug discovery and development;
     WHEREAS, MedImmune wishes to obtain the benefit of Avalon’s chemical genomics technology for use in identifying compounds useful for treating inflammatory and autoimmune disorders; and
     WHEREAS, Avalon and MedImmune have agreed to collaborate, on the terms and conditions set forth herein, on the discovery and development of compounds for treating inflammatory and autoimmune disorders of humans.
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.	DEFINITIONS.

1.1	“Affiliate(s)” means any Person that, directly or indirectly, owns, is owned by, or is under common ownership with a Party to this Agreement or any Person actually controlled by, controlling, or under common control with a Party to this Agreement. For the purposes of this definition, “ownership” or “control” means a Person owns or controls at least (a) fifty percent (50%) of the voting stock of a corporation, or (b) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of non-corporate entity, has the power to direct or cause the direction of the management and polices of such corporation or non-corporate entity, as applicable.

1.2	“Analog” of a given Compound means a chemical compound derived by addition to or manipulation of the structure of such Compound.

1.3	“Avalon Chemical Library” means the set of Compounds that Avalon owns or controls that are employed during Stage II of the Research Program and from which a Compound Hit is selected.

1.4	“Avalon Compound Know-How” means any Avalon Know-How covering the Lead Compounds, Optimized Lead Compounds and Compound Families.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.5	“Avalon Compound Patent Rights” means any Avalon Patent Rights covering the Lead Compounds, Optimized Lead Compounds and Compound Families.

1.6	“Avalon Core Technology” means all proprietary apparatuses, materials, methods, processes, information, data, databases and analyses Controlled by either Avalon or its Affiliates as of the Effective Date or coming into the Control of Avalon or its Affiliates during the Term relating to the use of HITS, METS, RACETraCK and/or TSAR and all related screening methods and processes, including methods and processes useful or helpful to induce a desired profile across a gene signature set and its correlation with the inhibition or activation of a target.

1.7	“Avalon Indemnified Party” shall have the meaning set forth in Section 11.1.

1.8	“Avalon Target Know-How” means * and any analyses thereof obtained from the activities conducted by Avalon under Sections A.2 or A.3 of the Research Program; * the* designed by Avalon and any Know-How developed by Avalon relating to the use of * for inhibiting expression of a Target in a Reference Cell or MedImmune Cell under * of the Research Program (other than Avalon Core Technology); * (as defined in * and any Avalon Know-How developed by Avalon under the Research Program related thereto; and (d) any protein, peptide, biological agent (including but not limited to an antibody), Selected Compound Hit, Lead Compound, Analog of a Lead Compound, Optimized Lead Compound or Clinical Candidate that would have the substantially equivalent * as determined by Avalon Core Technology obtained from the activities conducted by Avalon under the Research Program.

1.9	“Avalon Know-How” means all apparatuses, materials (including the Avalon Chemical Library), processes, information, data, databases and analyses controlled by either Avalon or its Affiliates as of the Effective Date or coming into the control of Avalon or its Affiliates during the Term relating to the Research Program, including Joint Inventions that are also Avalon Core Technology and including information, analyses and material (including RNA) derived from HITS, METS, RACETraCK and TSAR or relating to any Compound, Compound Families and/or Compound Hits, Avalon Target Know-How, or information relating to cell signaling pathways involving a Target, that is at any time identified or developed under the Research Program, or to any Analogs of any such Compounds.

1.10	“Avalon Patent Rights” means Patent Rights that Avalon owns or Controls as of the Effective Date or that come into the Control of Avalon during the Term relating to the Research Program, including Avalon’s interest in the Joint Inventions that are also Avalon Core Technology and including information, analyses and material (including RNA) derived from HITS, METS, RACETraCK and TSAR or relating to any Compound, Compound Families and/or Compound Hits, Avalon Target Know-How, or information relating to cell signaling pathways involving a Target, that is at any time identified or developed under the Research Program, or to any Analogs of any such

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Compounds including those patents and/or patent applications set forth on Exhibit C attached hereto and incorporated by reference.
1.11	“Avalon Technology” means the Avalon Patent Rights, Avalon Know-How, the Avalon Target Know-How and any and all intellectual property rights in data, information, materials and inventions created and/or invented solely by employees of Avalon or persons obligated to assign such data, information, materials and inventions to Avalon.

1.12	“Breaching Party” has the meaning defined in Section 10.3.1(a).

1.13	“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.14	“Change of Control” means any of the following: (a) the sale or disposition of all or substantially all of the assets of a Party to a Third Party, (b) the acquisition by a Third Party, other than an employee benefit plan (or related trust) sponsored or maintained by a Party or any of its Affiliates, of more than 50% of such Party’s outstanding shares of voting capital stock, or (c) the merger or consolidation of a Party with or into another corporation, other than a merger or consolidation of a Party in which holders of shares of such Party’s voting capital stock immediately prior to the merger or consolidation will have at least 50% of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation.

1.15	“Clinical Candidate” means an (a) Optimized Lead Compound or any Analog thereof or (b) any other Compound that MedImmune selects or otherwise designates in writing to Avalon for participation in a Development and Commercialization Program as a candidate for clinical study in humans.

1.16	“Collaboration Technology” has the meaning defined in Section 7.2.1(c).

1.17	“Commercially Reasonable Efforts” means with respect to efforts and resources that would be at least commensurate with the efforts used by a Party, as applicable, to identify, discover, develop, market or sell products having similar market and profit potential as the Product, provided that such efforts shall be at least commensurate with the efforts reasonably used in the biotechnology industry for products having similar market and profit potential exercising prudent scientific and business judgment.

1.18	“Compound” means (a) a chemical compound or substance, identified using Avalon Core Technology, together less than two kilodaltons (kD), with all complexes, mixtures and other combinations, prodrugs, metabolites, enantiomers, polymorphs, salt forms, racemates, and isomers thereof (b) that is not a nucleic acid, polypeptide, protein, vaccine or antibody and fragments of an antibody, any of which is either of natural origin, expressed by recombinant methodology or chemically synthesized or which may be a chemical structure derived therefrom, an analog, derivative, congener or the like.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.19	“Compound Family” means a group of Compounds that shares a similar gene expression profile generated by METS analysis and a common chemical scaffold.

1.20	“Compound Hit” means a Compound identified from HITS screening that induces a desired profile across a gene Signature Set that correlates with the inhibition or activation of a Target. Upon achievement of the milestone for Selection of a Compound Family and MedImmune’s payment of the first milestone payment set forth in Section 5.2.2, MedImmune shall have the right to select, through written notice to Avalon, * provided, however, that MedImmune shall have the right, by delivering written notice to Avalon during the term of the Research Program, to delete any previously selected Compound Families and replace them with additional Compound Families so long as the total number of Compound Families so selected does not exceed *.

1.21	“Confidential Information” means with respect to each Party, non-public proprietary data or information that belongs, in whole or in part, to such Party or its Affiliates and/or information designated as Confidential Information of such Party hereunder, including, but not limited to, information relating to a Party’s research programs, development, marketing and other business practices and finances.

1.22	“Contract Year” means, during the Term, the twelve-month time period from the Effective Date to the anniversary of the Effective Date.

1.23	“Control” or “Controlled” means, with respect to any (a) material, technology, item of information, method, data or other know-how, or (b) intellectual property right, either ownership thereof or possession (other than by ownership) of the ability by Avalon or MedImmune, as the case may be, to grant the other party access and/or a license as provided herein without breaching the terms of an agreement or other arrangement with a Third Party.

1.24	“Development and Commercialization Program” means all activities performed by MedImmune to develop a Clinical Candidate into a Product, obtain Regulatory Approval of such Product and commercialize such Product, including marketing and selling.

1.25	“Disclosing Party” has the meaning defined in Section 8.1.

1.26	“Effective Date” has the meaning set forth in the preamble.

1.27	“FDA” means the United States Food and Drug Administration, and any successor agency(ies) thereto.

1.28	“Field” means the use by MedImmune of the Avalon Target Know-How * including but not limited to *.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.29	“First Commercial Sale” means, with respect to any Product and any country of the world, the first sale of such Product under this Agreement to a Third Party in such country, after such Product has been granted Regulatory Approval by the competent Regulatory Authorities in such country.

1.30	“FTE” or “Full Time Equivalent” means a full time equivalent scientific person year consisting of a total of * of scientific work on or directly related to the Research Program. Work on or directly related to the Research Program can include, but is not limited to, experimental preclinical and clinical laboratory and research work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, and carrying out management duties related to the Research Program. The portion of an FTE year devoted by any one employee under this Agreement shall be determined by dividing the number of hours during any twelve-month period devoted by such employee *.

1.31	“FTE Rate” means *. The FTE Rate is limited to salary, fringe benefits, overhead and routine lab supplies (other than those taken into account under Project Reagent Costs on Exhibit B).

1.32	“High Throughput Integrated Transcriptional Screening” or “HITS” means that portion of the Avalon Patent Rights and/or Avalon Know-How that encompasses a highly modified quantitative polymerase chain reaction platform used to screen large numbers of compounds by determining the compounds’ effect on the expression of a given set of genes.

1.33	“Indemnifying Party” has the meaning defined in Section 11.3.

1.34	“IND” means an Investigational New Drug Application, as defined in the United States Food Drug & Cosmetics Act, that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or an equivalent foreign filing.

1.35	“Joint Inventions” has the meaning set forth in Section 7.1.3.

1.36	“Know-How” means information and data, including, but not limited to, materials, formulae, procedures, processes, protocols, techniques and results of experimentation and testing.

1.37	“Lead Compound” means a Compound Hit that has been selected for Lead Compound Optimization, based upon data obtained through secondary screening in various assays performed by the Parties as outlined in the Research Program.

1.38	“Lead Compound Optimization” means the chemical modification of a Lead Compound, undertaken by or on behalf of either Party, in order to enhance the Lead

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Compound’s properties, including potency, in vivo efficacy, pharmacokinetic profile, solubility and other physical chemical characteristics, and/or decreased toxicity.
1.39	“Management Committee” or “MC” shall have the meaning set forth in Section 3.1.

1.40	“MedImmune Antibodies” means any polyclonal or monoclonal antibody provided by MedImmune to Avalon that specifically binds to * including, but not limited to, variants, chimeric antibodies, humanized antibodies, human antibodies, recombinant antibodies, grafted antibodies, single chain antibodies and fragments or derivatives of any of the foregoing.

1.41	“MedImmune Cells” *.

1.42	“MedImmune Indemnified Party” shall have the meaning set forth in Section 11.2.

1.43	“MedImmune Know-How” means all materials, processes, information, data, databases and analyses controlled by either MedImmune or its Affiliates as of the Effective Date, or coming into the control of MedImmune or its Affiliates during the Term, relating to the MedImmune Antibodies, and MedImmune Cells, including any information relating to cell signaling pathways involving a Target, and, in all instances, not encompassing any Avalon Patent Rights and/or Avalon Know-How.

1.44	“MedImmune Patent Rights” means Patent Rights that MedImmune owns or controls as of the Effective Date or that come into the control of MedImmune during the term of this Agreement, which Patent Rights claim any MedImmune Invention relating to the MedImmune Antibodies and MedImmune Cells and not encompassing any Avalon Patent Rights and/or Avalon Know-How.

1.45	“MedImmune Technology” means the MedImmune Antibodies, MedImmune Cells, MedImmune Patent Rights, MedImmune Know-How and any and all intellectual property rights in data, information, materials and inventions created and/or invented solely by employees of MedImmune or any Third Party obligated to assign such data, information, materials and inventions to MedImmune.

1.46	“MedImmune Termination Notice” shall have the meaning set forth in Section 10.3.2.

1.47	“Microarray-based Expanded Transcriptional Screening” or “METS” means that portion of the Avalon Patent Rights and/or Avalon Know-How encompassing the production and use of gene microarray platforms used for the in-depth characterization of cell treatments.

1.48	“NDA” means a New Drug Application, as defined in the Food Drug & Cosmetic Act, that is required to be approved by the FDA before marketing a Product, or an equivalent foreign filing.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.49	“Net Sales” means the gross invoice price for sales of Products as to each Calendar Quarter by MedImmune, its Affiliates, or sublicensees, as appropriate, to Third Parties during such Calendar Quarter, less, if not previously deducted from the amount invoiced or received, reasonable and customary amounts for: (i) trade, cash and quantity discounts or rebates (other than price discounts granted at the time of sale), service allowances and broker’s or agent’s commissions, if any, actually allowed or paid, (ii) refunds, credits or allowances actually given or made for rejection or return of, previously sold Products or for retroactive price reductions (including Medicaid, managed care and similar types of rebates); (iii) taxes, duties or other governmental charges imposed and paid by MedImmune on the production, sale delivery or use of a Product, (excluding income and franchise taxes), as adjusted for rebates and refunds; (iv) any administrative fees paid to group purchasing organizations or managed care entities necessary for the sale of the Product; * provided that MedImmune shall perform a reconciliation relating to this allowance, as consistent with other MedImmune products and practices, and provide to Avalon reasonable documentation supporting the reconciliation. A “sale” of a Product is deemed to occur upon the invoicing, or if no invoice is issued, upon the earlier of shipment or transfer of title in the Product to a Third Party.

All of the foregoing deductions from the gross invoiced sales prices of Licensed Products shall be determined in accordance with GAAP. In the event that MedImmune, its Affiliates or Sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled in the next report and payment of any royalties due.

In the case of any sale or other disposal of a Product between or among MedImmune, its Affiliates or sublicensees, for resale, Net Sales shall be calculated as above only on the gross invoice price of the first arm’s length sale thereafter to an independent Third Party.

No royalties shall accrue on the disposition of Product in reasonable quantities by MedImmune, its Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial or humanitarian purpose).

Proceeds from any Product used in a clinical trial will only be included in Net Sales to the extent MedImmune receives cash compensation for such Product.

1.50	“Notifying Party” has the meaning set forth in Section 7.2.4.

1.51	“Optimized Lead Compound” means a Lead Compound that has undergone Lead Compound Optimization.

1.52	“Options” has the meaning set forth in Section 5.3.

1.53	“Option Agreement(s)” has the meaning set forth in Section 5.3.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.54	“Patent Rights” means any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.55	“Phase I Clinical Trial” means a human clinical trial in the United States that would satisfy the requirements of US 21 CFR 312.21(a), or in any other country that would satisfy the analogous, relevant standards in such country.

1.56	“Phase II Clinical Trial” means a human clinical trial in the United States that would satisfy the requirements of US 21 CFR 312.21(b), or in any other country that would satisfy the analogous, relevant standards in such country.

1.57	“Phase III Clinical Trial” means a human clinical trial in the United States that would satisfy the requirements of US 21 CFR 312.21(c), or in any other country that would satisfy the analogous, relevant standards in such country.

1.58	“Pivotal Registration Clinical Trial” means a human clinical trial the results of which are intended to generate safety and efficacy data necessary to support Regulatory Approval in the proposed therapeutic indication, as more fully defined in 21 CFR § 312.21(c) in the United States and equivalent submissions with similar requirements in other countries.

1.59	“Product” means (a) any pharmaceutical product containing any Compound identified by use of the Avalon Patent Rights and/or Avalon Know-How as modulating Target activity, (b) any Compound that is derived from a Compound identified by use of the Avalon Patent Rights and/or Avalon Know-How as modulating Target activity (including analogs, homologs, salts, isoforms, enantiomers, polymorphs, prodrugs and compounds with the same or similar structure), or (c) any Compound derived or identified by Avalon during the Research Program from information obtained from employing the Avalon Patent Rights and/or Avalon Know-How, including one or more Lead Compounds, Analogs or Optimized Lead Compounds as an active ingredient.

1.60	“Program Budget” has the meaning defined in Section 5.1.1 and as more fully set forth in Exhibit B attached hereto.

1.61	“Project Team” has the meaning defined in Section 3.1(c)(ii).

1.62	“Proposed Disclosure” has the meaning defined in Section 8.5.

1.63	“Rapid Assessment of Compound Efficacy, Transcriptional Change and Kinetics” or “RACETraCK” means those Avalon Patent Rights and/or Avalon Know-How which

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

are directed to and/or encompasses the use of HITS or METS in conjunction with animal disease models to evaluate in vivo Compound activity.
1.64	“Receiving Party” has the meaning defined in Section 8.1.

1.65	“Reference Antibodies” means any non-proprietary (to either Party) * including, but not limited to, variants, chimeric antibodies, human antibodies, humanized antibodies, recombinant antibodies, grafted antibodies and single chain antibodies, whether provided by MedImmune or otherwise.

1.66	“Reference Cells” means any non-proprietary (to either Party) *, whether provided by MedImmune or otherwise.

1.67	“Reference Compound” means any non-proprietary (to either Party) compound that has a known chemical structure and known activity.

1.68	“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of New Drug Applications (NDAs), supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product in a regulatory jurisdiction.

1.69	“Regulatory Authority” means any national (e.g., the United States Food and Drug Administration), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for the Product.

1.70	“Research Program” means the Research Program as approved by the MC and to be attached hereto as Exhibit A, which may be amended from time to time by the MC.

1.71	“SEC” has the meaning defined in Section 8.3.

1.72	“Selected Compound Hit” has the meaning set forth in Section 1.20.

1.73	“Signature Set” means a set of genes explicitly identified by METS during the Research Program, which provides a unique profile indicative of the inhibition or activation of a Target.

1.74	“Stage I”, “Stage II” and “Stage III” shall have the respective meanings set forth in Exhibit A.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.75	“Target” means genes and/or proteins in the *. Should MedImmune exercise the First Option and/or the Second Option under Section 5.3, “Target” will be amended in such Option Agreement(s) to refer to the particular target for which the First Option and/or Second Option is being exercised throughout the Option Agreement, including, but not limited to, the definition of Avalon Target Know-How.

1.76	“Target Biomarkers” means a set of genes identified by METS during the Research Program which may be used to identify a therapeutic or prophylactic response in a patient, or predict patient sensitivity to Reference Antibodies or MedImmune Antibodies, Compound Hits, Lead Compounds, Lead Compound Analogs, Optimized Lead Compounds, Clinical Candidates and/or Products.

1.77	“Technology Access Fee” shall have the meaning set forth in Section 5.2.1.

1.78	“Term” shall have the meaning set forth in Section 10.1.

1.79	“Territory” means the world.

1.80	“Third Party” means any person or entity other than Avalon, MedImmune or their respective Affiliates.

1.81	“T-SAR” means transcriptional structure activity relationship.

1.82	*means any natural or synthetic *.”

1.83	“*” means any molecule or molecular complex, other than an antibody, expressed by a cell that specifically binds * and exerts an effect on the cell as a result of such binding.

1.84	“Valid Claim” means a claim (i) of any issued, unexpired United States or foreign patent that shall not have been donated to the public, disclaimed, abandoned nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, that shall not have been canceled, withdrawn, or abandoned or pending for more than seven years from the earliest priority date of such application.

2.	LICENSES.

2.1	Licenses to MedImmune.
          (a) Subject to the terms and conditions of this Agreement, and for the Term, Avalon grants to MedImmune an exclusive (except to the extent necessary and/or useful for Avalon to perform its obligations under this Agreement), nontransferable license under the Avalon Compound Patent Rights, Avalon Compound Know-How

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and/or Avalon Target Know-How in the Territory relating to Clinical Candidates(s), with the right to sublicense, to make, have made, use, have used, sell, have sold, offer to sell, have offered to sell, or import or have imported, Products and Target Biomarkers.
          (b) Subject to the terms and conditions of this Agreement, Avalon hereby grants to MedImmune a nonexclusive, nontransferable and non-sublicensable license in the Territory under the Avalon Patent Rights and Avalon Know-How and/or Avalon Target Know-How to perform its obligations under the Research Program. The license granted to MedImmune in this Section 2.1(b), except for MedImmune’s license to the Avalon Target Know-How, which shall be governed by Section 10.4(d), shall expire upon cessation of all MedImmune’s obligations under the Research Program or upon termination of the Agreement, whichever is earlier.
          (c) Subject to the terms and conditions of this Agreement, and for the Term, Avalon grants to MedImmune an exclusive, irrevocable, non-transferable license under the Avalon Patent Rights, Avalon Know-How and/or Avalon Target Know-How in the Territory for Novel Gene Target(s), with the right to sublicense, to make, have made, use, have used, sell, have sold, offer to sell, have offered to sell, or import or have imported any pharmaceutical product; provided, however, *.
          (d) MedImmune shall have no ownership, use or other rights in or to Avalon Patent Rights and/or Avalon Know-How or Avalon Compound Patent Rights, Avalon Compound Know-How and/or Avalon Target Know-How, including METS profiling data, Signature Sets, databases and other information, and any analyses thereof and all Avalon Core Technology obtained from the activities conducted in any portion or Stage of the Research Program, except as explicitly set forth in this Agreement, including, but not limited to, Section 10.4(d). Without limiting the generality of the foregoing, MedImmune shall not use Signature Sets in any transcription based screen to identify compounds and/or compound activity or function.
          (e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.1(f), the Parties acknowledge and agree that if any gene or any subset of genes within a Signature Set is not novel (respectively a “Known Gene” or a “Known Gene Subset”), then the Known Gene or Known Gene Subset shall be deemed to be neither Avalon Technology nor MedImmune Technology and * but only if * any other person or entity identifies the Known Gene or Known Gene Subset in research and/or experiments that are independent of * and independent of any data and/or analyses *. For the purposes hereof, a Known Gene is any gene within a Signature Set for which at least a partial genomic sequence has been publicly disclosed and for which the expression thereof has been publicly disclosed as it relates to the Target signaling pathway; and a Known Gene Subset is a set of genes from a Signature Set which comprises less than or equal to all the genes in the Signature Set, but in which all genes are Known Genes.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

          (f) Except to perform its obligations under the Research Program, Avalon shall not use * the Signature Set or Signature Sets comprising such data that are used to derive any Clinical Candidate.
2.2	Licenses to Avalon.
          (a) Subject to the terms and conditions of this Agreement, MedImmune hereby grants to Avalon a nonexclusive, nontransferable and non-sublicensable license in the Territory under the MedImmune Technology solely to perform its obligations under the Research Program. Except as expressly set forth in this Agreement, Avalon shall not use the MedImmune Technology for any other purpose. The license granted to Avalon in this Section 2.2: (a) shall expire upon cessation of all Research Program activities or (b) upon termination of the Agreement, whichever is earlier
          (b) MedImmune hereby grants to Avalon an exclusive, worldwide, perpetual, irrevocable, royalty free and fully paid up license to use, for any purpose, MedImmune’s interest in Joint Inventions that constitute Avalon Core Technology. This license shall survive the termination or expiration of this Agreement.
2.3	Sublicensing to Third Party Contractors. Notwithstanding any provision to the contrary in this Agreement, if pursuant to Section 3.1(c)(iii), the MC approves the use of one or more Third Parties to perform certain tasks for either Party under the Research Program, the Party entering into a contract with such Third Party for the performance of such services, may, as part of such contract, grant to such Third Party a nonexclusive, nontransferable, nonsublicensable license or sublicense, as applicable, under the Avalon Patent Rights and/or Avalon Know-How or the MedImmune Technology, as applicable, only to the extent and only for so long as such license or sublicense is necessary for such Third Party to perform such tasks under the Research Program. A Party entering into any Third Party licenses or sublicenses, as applicable, must require the Third Party to execute a confidential disclosure agreement with terms and covenants relating to the protection of confidential information and intellectual property reasonably acceptable to the other Party. Notwithstanding anything to the contrary, no rights in or to the Avalon Core Technology may be licensed or sublicensed without the express prior written consent of Avalon. Notwithstanding anything to the contrary, no rights in or to the MedImmune Technology may be licensed or sublicensed without the express prior written consent of MedImmune.

2.4	No Other Licenses. The Parties expressly understand and agree that the only licenses granted under this Agreement are the licenses expressly granted under this Agreement and that there is no implied license or license by estoppel.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.	MANAGEMENT OF COLLABORATION.

3.1	Management Committee
          (a) Formation and Composition of the Management Committee. The MC shall have general supervision over the strategic direction and management of the Research Program. The MC shall conduct its first meeting no later than forty-five (45) days after the Effective Date. The MC shall comprise two representatives each from Avalon and MedImmune. Each Party shall appoint its representatives to the MC from time to time, and may substitute one or more of its representatives to the MC, in its sole discretion, effective upon written notice to the other Party of such change. The two MC members appointed by each Party shall have a combined, single vote on all actions before the MC, and unanimous agreement of both Parties is required for approval of any actions, subject to Section 3.2 below. The initial members of the MC for MedImmune are *.
          (b) Meetings. MedImmune shall be responsible for organizing and chairing the MC meetings. The MC shall meet not less than once each Calendar Quarter during the duration of the Research Program, on such dates and at such times as agreed to by the Parties. In-person meetings shall take place in Avalon’s offices or such other locations on which the Parties mutually agree. Upon the mutual agreement of the Parties, any MC meeting may be conducted by telephone or videoconference. At such meetings, the MC shall discuss the activities conducted under the Research Program and the results thereof. Each Party shall be responsible for its own costs in connection with the meetings of the MC. In addition to the MC members, each Party may invite other employees and/or consultants to attend and participate in such meetings upon notice to and approval by the MC, such approval not to be unreasonably withheld or delayed. Any consultant shall be bound to terms of confidentiality at least as restrictive as those contained herein.
          (c) Purpose and Powers of Management Committee. The MC shall have responsibility for the following identified matters, which may be amended, subtracted from or added to or from time to time upon the mutual written agreement of the Parties:
               (i) Preparing and providing the minutes of each MC meeting to the Parties pursuant to Section 3.1(e).
               (ii) Forming and supervising a team of members from each Party, who have been nominated by their respective Party (the “Project Team”), which will monitor, and coordinate the performance of the Research Program. The MC may periodically make amendments or supplements to the Research Program, as it deems necessary to accomplish the purposes of the Research Program, subject to the provisions of Section 3.2 and Article 5.
               (iii) Approving the utilization of one or more Third Parties to perform certain tasks for either Party under the Research Program.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

               (iv) Identifying * to be used in Stage I of the Research Program.
               (v) Deciding on further Compound screening based on pilot screen.
               (v) Selecting Lead Compounds for Lead Optimization, based on criteria developed and approved by the MC in writing prior to the end of Stage III of the Research Program and making recommendations of such Lead Compounds to MedImmune’s Executive Committee. Such selection criteria will include, but will not be limited to, intellectual property analysis.
               (vi) Reporting on the progress of the Research Program to Avalon and MedImmune.
               (vii) Review and approval of the Program Budget and proposed changes to the Program Budget.
               (viii) Defining, in writing, the criteria for achievement of the milestone event “Proof of Concept of a Compound Hit or Lead Compound” in an animal model” set forth in Section 5.2.2 no later than * from the Effective Date or such other time unanimously agreed to by the members of the MC.
               (ix) Defining, in writing, the criteria for selection of a Clinical Candidate no later than * from the Effective Date or such other time as unanimously agreed upon by the members of the MC.
          (d) Minutes. Within * following each MC meeting, a representative of each Party to the MC, on an alternating basis, shall prepare and provide to each Party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, the state of the Research Program and any approval, determination or other action agreed to by all of the members of the MC, provided that such minutes are reasonably acceptable to both Parties. The minutes shall be approved at the next meeting of the MC, if not sooner.
          (e) Notwithstanding anything to the contrary, the decisions or actions of the MC shall not in any way change the terms of this Agreement or constitute an amendment this Agreement, unless in compliance with Section 14.5 of this Agreement.
3.2	Management Committee Disputes. Any disputes or disagreements arising from the planning or performance of the Research Program that cannot be resolved by the members of the MC shall be resolved in accordance with this Section 3.2. If the MC cannot reach consensus * after it has met and attempted to reach such consensus, the matter shall then be immediately referred to the Chief Executive Officer of Avalon, or such other person holding a similar position designated by Avalon from time to time, and a senior officer of MedImmune designated by the Chief Executive Officer of MedImmune, from time to time, for resolution. The executive/senior officers shall use

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

reasonable efforts to resolve the matter referred to them. If the executive/senior officers cannot reach a mutually acceptable decision * after the matter was referred to them, then *. The Parties acknowledge and agree that the provisions of this Section 3.2 are intended to apply to decisions regarding the purposes and powers identified * and related decisions concerning * and are not intended to apply to disputes regarding * and/or (ii) whether or not * in accordance with * under this Agreement; and/or (iii) whether or not * all of which shall be subject to the provisions of Article 13. In addition, the Parties acknowledge and agree that the provisions of this Section 3.2 shall not permit * this Agreement and/or require * to perform any action or take any measure under * has not been allowed * pursuant to this Agreement.

3.3	MedImmune Executive Committee. The MedImmune Executive Committee shall review and approve recommendations from the MC of Lead Compounds selected for Lead Optimization prior to the initiation of Stage III.

4.	RESEARCH AND DEVELOPMENT.

4.1	General. Under the terms and conditions set forth herein, Avalon shall perform, with collaboration from MedImmune, a research program for the discovery, identification, screening, characterization and optimization of Compounds and Products active against Targets (collectively, the “Research Program”). The Research Program is set forth in Exhibit A attached hereto.

4.2	Term of the Research Program. Unless this Agreement is earlier terminated, the Research Program shall terminate when the optimization of the final Lead Compound selected for Lead Compound Optimization has been completed. It is expected that the Research Program will take approximately * to complete, which can be extended upon the mutual written agreement of the Parties or terminated by MedImmune in accordance with Section 10.3.2.

4.3	Conduct of the Research Program. Avalon and MedImmune shall each use its respective Commercially Reasonable Efforts to perform its obligations under the Research Program. All activities to be undertaken in the performance of the Research Program shall be carried out by employees of the Parties and/or their respective Affiliates, provided, however, that if either Party is able to reasonably demonstrate, and the MC agrees, that it would be in the best interests of both Parties to contract with one or more Third Parties to perform certain tasks under the Research Program, the Party responsible for such task may enter into a contract with a Third Party to perform such task, which contract shall be subject to the prior written approval of the MC and to obligations of confidentiality at least as stringent as those contained in this Agreement; provided that entering into an agreement with a Third Party shall not relieve a Party from the performance of its obligations under this Agreement. In determining whether to utilize the services of any Third Party in conducting activities under the Research Program, the Parties shall consider what would be the most efficient and cost-effective means for accomplishing the proposed activity, any relevant intellectual property issues

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

that may impede a Third Party’s ability to perform the proposed activity or that may warrant limiting the performance of the proposed activity to one of the Parties, and other relevant factors.

4.4	No Liability of Avalon. Notwithstanding the foregoing or any other provision of this Agreement, MedImmune acknowledges and agrees that the Research Program is experimental in nature and that Avalon does not make any representations or warranties regarding the success of the Research Program, and Avalon shall have no liability to MedImmune as a result of any failure to achieve or delay in achieving any results under the Research Program or any Development and Commercialization Program provided that Avalon has used Commercially Reasonable Efforts.

5.	RESEARCH PROGRAM FUNDING, PAYMENTS AND ROYALTIES.

5.1	Research Program Funding. MedImmune shall be solely responsible for funding the Research Program in accordance with the Program Budget (as defined herein).
5.1.1 Budget. The budget detailing the expected costs per Contract Year for performing the Research Program (the “Program Budget”) is attached hereto as Exhibit B. The Parties understand and agree that MedImmune shall not be obligated to make any payments to Avalon under this Section 5.1 beyond those amounts set forth in the Program Budget or otherwise approved in advance by the MC in writing, if such expenditure is greater than * of the agreed upon expenditure level. At the end of each Contract Year and/or the termination or expiration of the Research Program, if applicable, the Parties shall reconcile the amounts paid by MedImmune to Avalon. Any overpayment due to MedImmune shall be refunded to MedImmune within * after such reconciliation.
5.1.2 Payment. MedImmune agrees to provide funding to Avalon *.
5.1.3 Reporting and Records. Avalon shall provide MedImmune with a quarterly update of results obtained by MedImmune under the Research Program. During the Research Program, each Party shall maintain, and shall require its Affiliates, sublicensees and any Third Party permitted to perform work under the Research Program in accordance with Section 4.3 to maintain, records in sufficient detail and in good scientific manner appropriate for regulatory purposes and the purpose of establishing and perfecting intellectual property (including patent rights), which shall fully and properly reflect all work done and results achieved in the conduct of the Research Program. All agreements entered into with a Third Party will have provisions that provide that any intellectual property rights will either be owned by or assigned to MedImmune or Avalon, as the case may be.
5.1.4 Visitation. Upon not less than one week prior written notice, during the Research Program, MedImmune shall have the right to visit the premises where research is being performed under the Research Program. In such case, Avalon agrees to make

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

scientists performing research under the Research Program reasonably available to discuss the research and progress thereof under the Research Program with MedImmune.
5.2	MedImmune Payments and Royalties; Option.
5.2.1 Technology Access Fee. After the Effective Date and receipt of an invoice from Avalon, MedImmune shall pay to Avalon a technology access fee of $1,500,000 (the “Technology Access Fee”) no later than June 24, 2005.
5.2.2 Milestone Payments. MedImmune shall pay to Avalon the following milestone payments upon the each occurrence of the applicable milestone event described below on a Product-by-Product basis, subject to Section 3.1(c) (viii). Milestone payments shall be payable by MedImmune to Avalon within * after achievement of the relevant Milestone and receipt of an invoice for such amounts. Each such milestone payment is paid only once upon the first achievement of the corresponding milestone event on a Product-by-Product basis.

Milestone Payment	Milestone Event
*	Selection of Compound Famil(y/ies) for Lead Compound Optimization

*	Proof of concept of a Compound Hit or Lead Compound in an animal model

*	Selection of a Clinical Candidate

*	First dosing in a human being in a Phase I Clinical Trial

*	First dosing in a human being in a Pivotal Registration Clinical Trial or the date of agreement by the FDA that a trial not originally designated as a Pivotal Registration Clinical Trial could be used for registration

*	Filing of an NDA for a Product

*	Approval of an NDA for a Product

*	First Commercial Sale in Europe

*	First Commercial Sale in Japan

*	Clinical validation of the first Target Biomarker

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Milestone Payment	Milestone Event
(this milestone payment will not be due if achievement of this milestone event is part of a Development Program for a Product)
5.2.3 Royalty. In consideration for the license by Avalon to MedImmune hereunder, MedImmune shall pay to Avalon within * days of the close of each Calendar Quarter a royalty in an amount equal to the following percentages of the specified portions of the annual aggregate Net Sales of Products sold by MedImmune, its Affiliates, and its sublicensees throughout the Territory as reported in a Calendar Quarter as provided below:

Net Sales	Royalty
Amounts from * up to and including *	*
Amounts in excess of *	*
          (a) The obligation of MedImmune to pay royalties using the rates set forth in this Section 5.2.3 on Net Sales of Product in any country of the Territory will continue, on a country-by-country and Product-by-Product basis, until the later of (i) the expiration of the period during which the manufacture, use, sale offer for sale or import of a Product sold in such country would infringe a Valid Claim under Avalon Compound Patent Rights in such country, or (ii) the date which is * from the date of First Commercial Sale of such Product in such country (such time period, the “Royalty Period”).
          (b) For the avoidance of doubt: (i) no royalty is due for any Product in any country after the end of the Royalty Period for such country and in calculating Net Sales for determining the applicable royalty rate under Section 5.2, Net Sales of a Product do not include net sales in a country after the end of the Royalty Period for such country; and (ii) during the term of any applicable Royalty Period in any country, MedImmune shall have no right to sell or market any Product, directly or indirectly, without paying to Avalon the royalties set forth in this section.
          (c) If any Valid Claim owned by a Third Party is asserted against MedImmune in any country for which a royalty payment is due hereunder, then *.
          (d) Notwithstanding any provision to the contrary, in the event that MedImmune reasonably demonstrates to Avalon that any Third Party pharmaceutical product identical to any Product for which MedImmune owes royalties hereunder has achieved a market share * country and the Parties have reasonably concluded that the marketing or sale of such Third Party product does not infringe any Valid Claim Controlled by either Party and relating to such Product in such country, then the royalty payment due under this section *.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.2.4 Method of Payment. All payments under this Agreement shall be made payable to “Avalon Pharmaceuticals” and sent to the address identified in Section 14.4, or by wire transfer to an account designated in writing by Avalon. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies.
5.2.5 Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes.
5.2.6 Conversions. For any given Calendar Quarter, if any portion of Net Sales would be otherwise determined in currency other than U.S. Dollars then, for the purposes of calculating such Net Sales, such currency will be converted to U.S. Dollars in the following manner:
          (a) Net Sales will be determined in the original currency for each country for each of the three (3) months during the Calendar Quarter; then
          (b) the Net Sales values for each month as calculated under Section 5.2.6(a) for each country will be separately converted into U.S. Dollars based on the average rate of exchange for that month (based on daily noon buying rates for cable transfers in New York City certified by the Federal Reserve Bank of New York, available on the website for the Board of Governors of the Federal Reserve System (or any successor entity)) ; and then
          (c) the portion of Net Sales attributable to that currency for that Calendar Quarter will be the sum of the three (3) monthly values calculated under Section 5.2.6(b).
5.2.7 Late Payments. Any payments by MedImmune that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lesser of the greatest amount permitted by law or * prorated from the date when such payment was due.
5.2.8 Fully Earned, Non-Refundable and Non-Creditable. All payments made by MedImmune under this Agreement due and owing to Avalon shall be deemed to be fully earned, non-refundable and non-creditable at the time payment is made, subject to Section 6.2.
5.3	Option. MedImmune and Avalon may be interested in pursuing additional collaborations. Avalon grants to MedImmune options (the “First Option” and the “Second Option,” and together, the “Options”) to enter into up to two additional collaboration and license

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

agreements (the “Option Agreement(s)”) concerning targets other than the Target; provided that: (a) MedImmune may exercise either or both of the Options by delivery of written notice to Avalon accompanied by (i) the payment of * for each Option Agreement, which amount shall constitute the Technology Access Fee for each of the Option Agreements, and (ii) a description of the proposed subject matter of the Option Agreement. Each of the Option Agreements shall be identical to this Agreement in form and substance, except concerning the Technology Access Fee, the subject matter of each Option Agreement and conforming definitional changes, the lack of this Option provision, and except as mutually agreed to by the Parties. The subject matter of each Option Agreement shall be left to the discretion of MedImmune, unless Avalon has already entered into or is in the process of entering into an agreement with a Third Party or unless Avalon is pursuing a research or development program that may preclude Avalon from entering into an Option Agreement with MedImmune concerning the proposed subject matter. In the event that Avalon notifies MedImmune of such determination, then such Option exercise shall not count against the two exercises permitted hereunder, and Avalon shall have no liability for failing to enter into an Option Agreement pursuant to such Option exercise or for failing to disclose any of the facts to MedImmune underlying Avalon’s determination. In the event that the Parties do not enter into an Option Agreement, any payments provided by MedImmune to Avalon shall be refunded to MedImmune within *. MedImmune shall have the right to exercise the First Option by delivery of written notice to Avalon under this Section 5.3 until * and shall have the right to exercise the Second Option by delivery of written notice to Avalon under this Section 5.3 *.

6.	ACCOUNTING AND RECORDS.
6.1 Royalty Reports; Records. During the Term and following the first Commercial Sale by MedImmune or its Affiliates or sublicensees, as the case may be, of a Product in the Territory, MedImmune shall furnish to Avalon, within * after the close of each Calendar Quarter, a written report or reports covering each Calendar Quarter, which report will set forth separately for each Product, in reasonable detail, the calculation of the royalties and/or other payments due from MedImmune, its Affiliates and sublicensees, including, for example, in the case of royalty payments, the gross amount billed or invoiced for the sale or distribution of the Product, itemized deductions against such gross amount, and Net Sales on a country-by-country and Product-by-Product basis. Such report shall contain reference to Net Sales by country in United States Dollars. MedImmune shall have the right to make corrections to the reports for each Calendar Quarter for any errors in calculation of any royalty or other payment due under this Agreement. Upon the expiration of * following the end of any Calendar Quarter, the calculation of royalties and/or other payments due from MedImmune with respect to such Calendar Quarter shall be binding and conclusive upon Avalon, and MedImmune, its Affiliates or sublicensees, as the case may be, shall be released from any liability or accountability with respect to such royalties and/or other payments for such Calendar Quarter. * If no payment is due for any such Calendar Quarter, MedImmune shall so report. MedImmune agrees to discuss any report and the information contained therein in

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

good faith with Avalon, should questions regarding such reports arise. MedImmune shall keep, and shall require its Affiliates and sublicensees to keep, accurate records in sufficient detail to enable royalties payable hereunder (and all related calculations) to be determined. Such records will be maintained until Avalon’s right to audit under Section 6.2 has expired.
6.2	Right to Audit. Upon the written request of Avalon and with at least * prior written notice, but not more than * and at Avalon’s expense, MedImmune shall permit an independent certified public accounting firm of internationally recognized standing, selected by Avalon and acceptable to MedImmune, which acceptance will not be unreasonably refused, to have access during normal business hours to those records of MedImmune as may be reasonably necessary to verify the accuracy of the milestone payments or the royalty reports furnished by MedImmune pursuant to Section 6.1 of this Agreement in respect of any year ending not more than * prior to the date of such request. The report prepared by such independent certified public accounting firm will disclose only the conclusions of the accounting firm regarding the audit and specify the amount of any underpayment or overpayment, and will not include copies of any books or records reviewed. A copy of such report will be sent or otherwise provided to MedImmune by such accounting firm at the same time it is sent or otherwise provided to Avalon. No other information obtained by the accounting firm will be shared with Avalon. If the accounting firm’s report shows underpayment of royalties, within * after MedImmune ‘s receipt of such report, MedImmune shall remit to Avalon the amount of such underpayment. If the underpayment is in excess of * then MedImmune shall also remit to Avalon an amount equal to Avalon’s substantiated out-of-pocket costs of the audit. Any overpayment of royalties shall be refunded to MedImmune by Avalon within * of the date Avalon receives the written report of the accounting firm. Avalon shall treat all financial information subject to review under this Section 6.2 as Confidential Information of MedImmune and shall cause its accounting firm to retain all such financial information in confidence under terms at least as restrictive as those set forth in Article 8.

7.	PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT, OWNERSHIP OF INVENTIONS.

7.1	Ownership.
7.1.1 Avalon shall solely own all right, title and interest in and to the Avalon Technology, subject to the licenses granted to MedImmune in this Agreement and Section 10.4.
7.1.2 MedImmune shall solely own all right, title and interest in and to the MedImmune Technology, subject to the license granted to Avalon in Section 2.2 of this Agreement.
7.1.3 Subject to Section 7.1.4, all right, title and interest in and to any inventions made by one or more employees or contractors of MedImmune together with one or more

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

employees or contractors of Avalon during the Research Program (“Joint Inventions”), including Third Parties performing work under the Research Program, shall belong jointly to MedImmune and to Avalon, such that each party shall have an undivided interest therein. Subject to the licenses granted under this Agreement, and the payment obligations under this Agreement, each party shall have the right to exploit and grant rights to Joint Inventions without the consent or approval of the other Party and without accounting to the other Party. For the avoidance of doubt, MedImmune shall have no rights regarding Joint Inventions that are Avalon Core Technology except to the extent necessary to enable MedImmune to perform its obligations under Section 2.2(b). Additionally, for the avoidance of doubt, Avalon shall have no right to use Joint Inventions to the extent such Joint Inventions consist of, in whole or in part, Avalon Target Know-How, Target Biomarker(s) and/or Novel Gene Target(s).
7.1.4 Each Party agrees promptly to disclose to the other party any Joint Invention and to execute such documents and perform such other acts as may reasonably request to obtain, perfect and enforce such rights to such inventions and the assignment thereof. MedImmune and Avalon will obtain appropriate assignments from its employees, contractors and Affiliates to effect the intent of this Section 7.1.4.
7.1.5 Inventorship shall be determined in accordance with United States patent law.
7.2	Patent Rights.
7.2.1 Prosecution and Maintenance of Patent Rights.
          (a) Avalon Core Technology. Avalon shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, all patent applications relating to the Avalon Core Technology.
          (b) MedImmune Patent Rights. MedImmune, at its own discretion and expense through patent counsel selected by MedImmune, shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, all MedImmune Patent Rights, including any interference, opposition or related proceedings for such Patent Rights.
          (c) Collaboration Technology. MedImmune shall have the first right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, all patents directed to (i) Avalon Target Know-How, (ii) Avalon Compound Know-How, (iii) Avalon Compound Patent Rights, and (iv) Patent Rights in all Joint Inventions, in each case excluding all patents directed to Avalon Core Technology (collectively, “Collaboration Patent Rights”). MedImmune shall give Avalon an opportunity to review and comment upon the text of these applications before filing, shall consult with Avalon with respect to such applications, and shall supply Avalon with a copy of the applications as filed, together with notice of its filing date and serial number. MedImmune shall keep Avalon advised of the status of the actual and prospective patent

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

filings (including, without limitation, the grant of any Collaboration Patent Rights), and shall provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings. MedImmune shall use commercially reasonable efforts to prepare, file, prosecute and maintain Collaboration Patent Rights in a diligent manner. If MedImmune elects not to file a patent application or to cease the prosecution and/or maintenance of any Collaboration Patent Right (excluding Avalon Target Know-How), MedImmune shall provide Avalon with written notice immediately upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent and at least * before ceasing prosecution and/or maintenance of a particular Collaboration Patent Right and, in such case, shall permit Avalon, at Avalon’s sole discretion, to file and/or continue prosecution and/or maintenance of such Collaboration Patent Right at Avalon’s own expense. If Avalon so elects to file and/or continue prosecution or maintenance, MedImmune shall execute such documents and perform such acts, at Avalon’s expense, as may be reasonably necessary to permit Avalon to file, prosecute and/or maintain such Collaboration Patent Rights. Notwithstanding the forgoing, Avalon shall not file or prosecute any patent applications that disclose Avalon Target Know-How without the prior express written permission of MedImmune, in MedImmune’s sole discretion.
7.2.2 Enforcement of Intellectual Property.
          (a) Enforcement of Patent Rights and Know-How. Each Party shall give prompt notice to the other Party of knowledge of either (i) any infringement of the Avalon Patent Rights directed to the Avalon Core Technology or the Collaboration Patent Rights, or (ii) any misappropriation or misuse of Avalon Know-How or MedImmune Know-How that comes to such Party’s attention.
          (b) With respect to Avalon Patent Rights, Patent Rights in Joint Inventions directed to the Avalon Core Technology and/or Avalon Know-How directed to the Avalon Core Technology, Avalon shall have the sole right, but not the obligation, to take action to obtain a discontinuance of such infringement or bring suit against the Third Party infringer.
          (c) With respect to all other Patent Rights and Know-How, MedImmune shall have the first right, but not the obligation, to take action to obtain a discontinuance of such infringement or bring suit against the Third Party infringer within * from the date of said notice. MedImmune shall provide Avalon with prompt written notice within the * period as to whether MedImmune will take action against the Third Party infringer. MedImmune shall bear all the expenses of any suit brought by it claiming infringement of any such Patent Rights and/or Know-How. If, after the expiration of the * period, MedImmune has not obtained a discontinuance of infringement, filed suit against any Third Party infringer, or provided Avalon with information and arguments demonstrating to Avalon’s reasonable satisfaction that there is insufficient basis for the allegation of infringement, then Avalon shall have the right, but not the obligation, to bring suit against such infringer under such Patent Rights and/or

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Know-How and to join MedImmune as a party plaintiff, provided that Avalon shall bear all the expenses of such suit. MedImmune shall cooperate with Avalon in any suit for infringement of such Patent Rights and/or Know-How brought by Avalon against a Third Party, and shall have the right to consult with Avalon and to participate in and be represented by independent counsel in such litigation at its own expense.
7.2.3 Disbursement of Damages Award and Settlement. The Party prosecuting or participating in any such lawsuit under Section 7.2.2 hereof shall be entitled to deduct its costs and expenses from any damages that are awarded. The balance remaining from any such recovery shall be divided between the Parties as follows (i) to the extent that damages are based on lost profits, the Party that did not control the suit shall receive an amount equal to the royalties, in case of Avalon or revenues, in case of MedImmune, that it would receive if sales by the allegedly infringing party of the allegedly infringing product (for which lost profits were recovered) were considered to be Net Sales under this Agreement and *. The Parties shall cooperate fully in any such lawsuit and each Party shall not take or omit any action that would interfere with prosecution of such a lawsuit. Before any action is taken that will affect the validity of any rights (including the Avalon Patent Rights) or before such lawsuit is settled or compromised, the Parties shall promptly consult and reasonably cooperate in good faith with one another to minimize the extent to which the rights granted by this Agreement (including the Avalon Patent Rights) are materially adversely affected by any such act, settlement or compromise.
7.2.4 Infringement of Intellectual Property Rights of Third Parties. If either Party becomes aware of an allegation by a Third Party of infringement resulting from the practice of the Avalon Patent Rights or MedImmune Patent Rights, or in the event of the initiation of any legal action by or against MedImmune or Avalon with regard to any alleged infringement of the Avalon Patent Rights or MedImmune Patent Rights, such Party (the “Notifying Party”) shall promptly notify the other Party of all relevant facts and circumstances known by the Notifying Party in connection therewith. The Parties shall meet to discuss in good faith whether or not both Parties agree that such Third Party rights are necessary to conduct the Research Program or to make, have made, use, offer for sale, sell, supply or import a Product, and which Party if any shall institute an action against said Third Party or secure such Third Party rights. If either MedImmune or Avalon institute an action pursuant hereto, such instituting Party shall in a timely manner keep the other Party informed and provide copies to such other Party of all pleadings and other documents as such other Party may reasonably request regarding all such proceedings or actions instituted by said instituting party. Each Party shall control the defense of any infringement action brought against such a Party by a Third Party, and if such an action is brought against both Parties, the Parties shall cooperate with each other in the defense thereof.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.	CONFIDENTIALITY.

8.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, each Party (the “Receiving Party”), receiving hereunder any Confidential Information of the other Party (the “Disclosing Party”) shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement except for Confidential Information that the Receiving Party can establish:
          (a) was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;
          (d) was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;
          (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.
8.2	Authorized Disclosure and Use.
8.2.1 Disclosure. Notwithstanding the foregoing Section 8.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:
          (a) file or prosecute patent applications claiming Avalon or MedImmune Inventions;
          (b) prosecute or defend litigation arising under this Agreement;
          (c) exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein;
          (d) comply with applicable governmental laws and regulations;

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

          (e) permit disclosure by MedImmune to governmental or other regulatory agencies in order to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be made only to the extent necessary to obtain such authorizations; and
          (f) permit Avalon to share terms of this agreement under appropriate Confidentiality Agreement with bona fide potential investors and related parties or in connection with a disposition or proposed disposition of Avalon’s assets or stock.
          (g) is deemed necessary by MedImmune to be disclosed to sublicensees, Affiliates, agents, consultants, or other Third Parties for the research, development, manufacture, use or commercialization of Product, or in connection with a licensing transaction related to Product or loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement.
     Notwithstanding the disclosures permitted under subsections (d), (e), (f) and (g), if the information, documents or materials covered by such subsection are otherwise protected by obligations of confidentiality, then the confidentiality obligations of Section 8.1 shall still apply, consistent with such disclosures. In the event a Party shall deem it necessary to disclose pursuant to this Section 8.2.1, Confidential Information belonging to the other Party, the Disclosing Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.
     8.2.2 Use. Each Party shall have the right to refuse to accept the other Party’s Confidential Information. Each Party shall use at least the same standard of care with regard to the Confidential Information of the other Party as it uses to protect its own confidential information. Each Party shall have the right to use the other Party’s Confidential Information in carrying out its respective responsibilities under this Agreement in the conduct of the Research Program or a Development Program, or for any purpose under this Agreement.
8.3	SEC Filings. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.3, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.4	Publications. During the term of the Research Program, each Party will submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to the Research Program, Lead Compounds, Clinical Candidates, or Products for review in connection with preservation of Patent Rights and/or to determine whether Confidential Information should be modified or deleted. Written copies of such proposed publications and presentations shall be submitted to the non-publishing Party no later than * before submission for publication or presentation and the non-publishing Party shall provide its comments with respect to such publications and presentations within * of its receipt of such written copy. The review period may be extended for an additional * in the event the non-publishing Party can demonstrate a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. By mutual agreement, this period may be further extended. Avalon and MedImmune shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Research Program, Lead Compounds, Clinical Candidates, or Products. In no event, however, will Avalon publish or release any information regarding the MedImmune Antibodies, MedImmune Cells and/or Avalon Target Know-How without the prior, express written consent of MedImmune.

8.5	Public Announcements. On the Effective Date, the Parties shall issue a press release relating to this Agreement or activities conducted hereunder in the form attached hereto as Exhibit D. A Party may issue any subsequent press releases or other written public disclosures relating to this Agreement or activities conducted hereunder (each a “Proposed Disclosure”) upon prior written approval of the other Party, such approval not to be unreasonably withheld; provided, however, that each Party will use commercially reasonably efforts to submit to the other Party a draft of such Proposed Disclosure for review and comment by the other Party at least * prior to the date on which such Party would like to release such Proposed Disclosure. No approval of the other Party shall be required if a subsequent press release solely discloses information that has previously been approved. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party. Neither Party shall disclose the existence or terms of this Agreement except as provided in Sections 8.2 and 8.3.

8.6	No Implied Rights. Except as otherwise set forth in this Agreement, nothing herein shall be construed as giving either Party any right, title, interest in or ownership of the Confidential Information of the other Party. For the purposes of this Agreement, specific information disclosed as part of Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.	REPRESENTATIONS AND WARRANTIES.

9.1	Representations and Warranties of Avalon. Avalon, subject to this Article 9, hereby represents, warrants, and covenants to MedImmune that, as of the Effective Date:
               (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;
               (b) the execution, delivery and performance of this Agreement by has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;
               (c) it has the power, authority and right to execute and deliver this Agreement and to execute the licenses and otherwise perform its obligations hereunder;
               (d) it shall at all times comply with all applicable material laws and regulations relating to its activities under this Agreement;
               (e) it has no knowledge of any rights of any Third Parties that would be infringed by the practice of the Avalon Patent Rights and/or Avalon Know-How in connection with activities to be conducted hereunder;
               (f) it has the right to use the Avalon Chemical Library as contemplated in this Agreement;
               (g) there are no claims, judgments or settlements against Avalon pending or to its knowledge, threatened, seeking to invalidate the Avalon Patent Rights and/or Avalon Know-How; and
               (h) there are no royalty payments owed by Avalon to Third Parties for the Avalon Compound Patent Rights, Avalon Compound Know-How, Avalon Patent Rights and/or Avalon Know-How.
9.2	Representations and Warranties of MedImmune. MedImmune, subject to this Article 9, hereby represents, warrants, and covenants to Avalon that, as of the Effective Date:
     (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;
     (b) the execution, delivery and performance of this Agreement by has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     (c) it has the power and authority to execute and deliver this Agreement and to execute the licenses and otherwise perform its obligations hereunder;
     (d) it shall at all times comply with all applicable material laws and regulations relating to its activities under this Agreement;
     (e) senior management of MedImmune has no knowledge of any rights of any Third Parties that would be infringed or are being infringed by the use of the MedImmune Patent Rights, the MedImmune Know-How and/or the MedImmune Antibodies in connection with the activities contemplated to be conducted under this Agreement; and
     (f) it has no notice of any claims, judgments or settlements against MedImmune pending, or to its knowledge, threatened, seeking to invalidate the MedImmune Technology.
9.3	No Inconsistent Agreements. Neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.4	Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

9.5	Limitation of Damages. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR TREBLE DAMAGES, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE 11 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

10.	TERM AND TERMINATION.

10.1	Term. The term of this Agreement will commence on the Effective Date and extend, unless this Agreement is terminated earlier in accordance with this Article 10 or until the earlier of (i) fifty (50) years or (ii) such time as MedImmune’s obligation to pay royalties with respect to the sale of such Product in all countries expires in accordance with

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 5.2.3 (the “Term”). For the avoidance of doubt, the Parties acknowledge and agree that certain licenses may survive the termination or expiration of this Agreement in accordance with the provisions of Sections 10.4 and 10.5.

10.2	Expiration. If, at any time after the expiration of Stage III of the Research Program, MedImmune has determined not to select a Clinical Candidate, this Agreement shall expire effective as of the date that MedImmune provides written notice that no Clinical Candidate will be selected; provided, however, that if one or more Options have been exercised in accordance with Section 5.3, then the applicable provisions of this Agreement shall survive to the extent necessary to give effect thereto. Subject to Section 10.4(d), in the event of expiration of this Agreement pursuant to this Section 10.2, all licenses granted hereunder will automatically expire, and expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration.

10.3	Termination.
10.3.1 Material Breach.
          (a) If either Party believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (including without limitation any material breach of the representations or warranties made in Section 9.1 and Section 9.2 of this Agreement), then the non-breaching Party may deliver notice to the Breaching Party specifying the material breach. For all breaches other than a failure to make a payment, the allegedly Breaching Party shall have * to either cure such breach or, if cure cannot be reasonably effected within such * period, to deliver to the other Party within that period a plan for curing such breach, which may or may not be accepted by such other Party in such other Party’s sole discretion. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the Breaching Party shall use diligent efforts to carry out the plan and cure the breach as promptly as practicable. For any breach arising from a failure to make a payment, the allegedly Breaching Party shall have * to cure such breach. Notwithstanding the foregoing, if MedImmune reasonably and in good faith disputes whether a payment is due or the amount of such payment, MedImmune shall have the right to pay to Avalon only the undisputed amount, and either Party shall have the right to initiate dispute resolution under Article 13 to determine whether the amount in dispute is payable. In such event, the disputed payment or amount thereof shall not be due until there is a final determination as to the amount that is payable by MedImmune, and interest shall be due on any amounts determined to have been payable to Avalon in accordance with the provisions of Section 5.2.7.
          (b) An election of remedy by a Party for a material breach of this Agreement under this Section 10.3 on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Section 10.3 as to any material breach on another occasion.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.3.2 Termination by MedImmune.
MedImmune shall have the right to terminate this Agreement in the entirety or with respect to one or more countries in which MedImmune and/or its Affiliates is not then and shall not thereafter, manufacture, have manufactured, market, have marketed, sell, have sold, import or have imported any Product (provided that if MedImmune and/or its Affiliates are then marketing or selling Product in such country, it shall have the right to sell off left over inventory in accordance with its then-current practices and subject to the payment of royalties to Avalon under Section 5.2.3, at the option of MedImmune and/or its Affiliates, as the case may be), for any reason other than material breach by Avalon, upon * prior written notice to Avalon, if such termination notice is provided to Avalon during the Research Program, or (ii) upon * prior written notice to Avalon, if such termination notice is provided to Avalon after the Research Program terminates (such notice, the “MedImmune Termination Notice”). Upon any termination of this Agreement with respect to one or more countries (and not in its entirety), the Territory shall thereafter exclude the countries to which the MedImmune Termination Notice applies.
10.3.3 Termination for Insolvency.
          (a) If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party, in each of the foregoing cases only if it is for dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within * after the date of filing, then this Agreement may be terminated by the other Party.
          (b) All rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced, subject, however, to payment of the fees, milestone payments and royalties set forth in this Agreement through the effective date of any termination hereunder.
10.4	Effect of Termination or Expiration.
          (a) Product. In the event of termination of this Agreement other than under Section 10.3.1 for Avalon’s uncured material breach, MedImmune shall have * to complete the manufacture of any Product and * to sell or otherwise dispose of any Products in stock or in the course of manufacture at the time of termination, all subject,

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

however, to payments of royalty and accounting as provided herein, even if such royalty obligations arise from transactions subsequent to the effective date of termination, and termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination.
          (b) If MedImmune terminates this Agreement under Section 10.3.1(a) for Avalon’s uncured material breach, at MedImmune’s option and upon written notice to Avalon, MedImmune’s license pursuant to Section 2.1 shall become a perpetual license; provided, however, MedImmune shall continue to fulfill all of MedImmune’s financial obligations hereunder, excluding milestone but including royalty obligations as specified herein. MedImmune may reduce such payment and/or royalty obligations by the amount of monetary damage suffered by MedImmune as a direct result of Avalon’s breach of this Agreement. Avalon shall, as soon as practicable after such termination, return or cause to be returned to MedImmune all Information in tangible form, and all substances or compositions delivered or provided by MedImmune, as well as any other material provided by MedImmune in any medium.
          (c) If Avalon terminates this Agreement under Section 10.3.1(a) for MedImmune’s uncured material breach, at Avalon’s option and upon written notice to MedImmune, all rights and licenses granted in this Agreement to MedImmune shall automatically expire and expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration.
          (d) If MedImmune or Avalon terminates this Agreement in its entirety for any reason (other than MedImmune’s uncured material breach under Section 10.3.1(a)) or upon the expiration of this Agreement, MedImmune will retain a perpetual, irrevocable exclusive license (exclusive even as to Avalon) to the (i) * for any purpose for use in the Field; (ii) * for any purpose for use in the Field; and (iii) * for use by MedImmune in the Field so long as such use of the * is related to the pathway of the Target and the therapeutic applications thereof, except for * for transcriptional-based screening to identify any compound. In the event that MedImmune re-initiates development and commercialization of Products that are part of the Avalon Compound Know-How (excluding Target Biomarkers) or Avalon Compound Patent Rights (excluding Target Biomarkers), then all of the obligations in Section 5.2.2 — 5.2.8, Article 6, Article 11 and Article 13 shall be effective.
          (e) Sublicenses. In the event that this Agreement is terminated by Avalon under Section 10.3.1(a), Avalon agrees to grant to existing sublicensees designated by MedImmune (other than an Affiliate of MedImmune) direct licenses with Avalon, which license shall be of the same scope sublicensed to such sublicensee, substituting the name of such sublicensee for MedImmune, provided that such sublicensee (i) agrees to be bound to Avalon under the terms and conditions of this Agreement and (ii) the sublicensee is not in breach of its sublicense agreement with MedImmune.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

          (f) Accrued Rights and Obligations. Except for termination for breach of diligence obligations under Article 12 for which a sole remedy is provided therein and any dispute subject to dispute resolution under Article 13, termination or expiration of this Agreement shall not (i) release either Party from any liability which, at the time of such termination or expiration, has already accrued or which is attributable to a period prior to such termination or expiration or (ii) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. Without limiting the generality of the foregoing, if MedImmune terminates this Agreement during the Research Program other than for Avalon’s uncured material breach under Section 10.3.1, MedImmune shall be liable to Avalon for all reasonable, non-cancellable costs and expenses directly related to the Research Program. In addition, the Parties understand and agree that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a partial remedy for any such breach, except for termination for breach of diligence obligations under Article 12 for which a sole remedy is provided therein and any dispute subject to dispute resolution under Article 13.
10.5	Survival. Except as expressly provided herein, the following provisions shall survive expiration or termination of this Agreement: Article 6, Article 7, Article 8, Article 9, Article 10, Article 11, Article 13 and Article 14, and Section 2.2(b), Section 2.1 (in accordance with Section 10.4) and Section 5.2.

11.	INDEMNIFICATION AND INSURANCE.

11.1	Indemnification by MedImmune. MedImmune shall defend, indemnify and hold harmless Avalon and its Affiliates and their respective directors, officers, employees, shareholders and agents (each, an “Avalon Indemnified Party”) from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from (i) the development, manufacture, use, distribution or sale of any Product by MedImmune, its Affiliates, distributors, co-marketers or sublicensees, their agents or any person or entity that prepares or manufactures Product for or on behalf of any of the foregoing or any person or entity who receives or obtains Product from any source; (ii) Development and Commercialization Program work performed by or on behalf of MedImmune other than by Avalon or a Third Party mutually agreed upon by Avalon and MedImmune; (iii) the performance by MedImmune of any of MedImmune’s obligations under the Research Program and/or (iv) any MedImmune representation or warranty set forth herein being untrue in any material respect when made, or the failure of MedImmune to perform any covenant hereunder, except in each case of (i) — (iii) above, to the extent caused by the negligence or willful misconduct of Avalon or any Avalon Indemnified Party.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2	Indemnification by Avalon. Avalon shall defend, indemnify and hold harmless MedImmune, and its Affiliates and their respective directors, officers, employees, shareholders, sublicensees and agents (each, a “MedImmune Indemnified Party”) from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from (i) the performance of Avalon’s obligations under the Research Program, or (ii) any Avalon representation or warranty set forth herein being untrue in any material respect when made, including, but not limited to, Third Party claims of infringement, or the failure of Avalon to perform any covenant hereunder, except in the case of (i) above, to the extent caused by the negligence or willful misconduct of MedImmune or any MedImmune Indemnified Party.

11.3	Procedure. Each Party will promptly notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 11, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnifying Party shall have the sole right to control the defense of any such claim or action. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnifying Party and the Indemnified Party shall have mutually agree in writing to the retention of such counsel. The Indemnifying Party shall not be liable for any settlement of any proceeding effected by the Indemnified Party without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnified Party but without the consent of the Indemnified Party where the only liability is the payment of money and the Indemnifying Party makes such payment or (b) with the prior written consent of the Indemnified Party, which will not be unreasonably withheld or delayed.

11.4	Insurance. Prior to the first sale or use in humans, whichever is earlier, of a Product, MedImmune shall maintain and carry in full force and effect product liability insurance (including contractual liability coverage on MedImmune’s indemnification obligations under this Agreement), which shall provide coverage with minimum limits of * per occurrence and * in the aggregate. Such insurance shall be maintained with an insurance company or companies having an A.M. Best rating of “A-” or better. MedImmune shall promptly provide Avalon with Certificates of Insurance evidencing the same upon the written request of Avalon. MedImmune may satisfy the insurance requirements set forth in this Agreement under MedImmune’s existing product liability policies; MedImmune

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

will not be required to procure a new or separate insurance policy for the purposes of this Agreement. MedImmune reserves the right to self-insure with respect to all or part of its obligations under this Agreement.

12.	DILIGENCE OBLIGATIONS.

12.1	Annual Development and Commercialization Program Plan. Upon initiation of a Development and Commercialization Program, MedImmune shall submit to Avalon a Development and Commercialization Program plan setting forth in reasonable detail the activities to be pursued in that Development and Commercialization Program during the first twelve (12) months. Thereafter, annual updates of the Development and Commercialization Program plan for each Contract Year in which there is expected to be Development and Commercialization Program activity shall be submitted to Avalon by no later than three months prior to the end of the previous Contract Year. MedImmune shall have sole discretion for making all decisions relating to the Development and Commercialization of Products, provided that actions or omissions undertaken by MedImmune in its sole discretion shall not relieve it of its obligations under this Agreement, including its obligations to use Commercially Reasonable Efforts in connection with the Development and Commercialization Program as set forth in Section 12.3.

12.2. Development and Commercialization Program Reports. During performance of any Development and Commercialization Program, MedImmune shall submit to Avalon semi-annual reports setting forth in reasonable detail the past half calendar year’s activities, and the prospective activities for the next half calendar year.

12.3	MedImmune’s Commercially Reasonable Efforts.
12.3.1 During the Term, subject to Avalon’s performance of its diligence obligations set forth in Section 12.4 and provided that MedImmune has not exercised its right to terminate this Agreement under Article 10, MedImmune shall use Commercially Reasonable Efforts to select one or more Clinical Candidates, initiate, conduct and monitor Development and Commercialization Programs for such Clinical Candidates, and commercialize Products developed from such Development and Commercialization Programs.
12.3.2 If in any Contract Year, MedImmune or its Affiliate and/or a Sublicensee and/or a collaborator of MedImmune (including work of Avalon under the Research Program), alone or together, has achieved any one of the following with respect to Product, and MedImmune in such Contract Year has not discontinued Product development, then MedImmune shall be deemed to have complied with MedImmune’s obligations under Section 12.3.1 for such Contract Year:
          (a) has expended *;
          (b) *;

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

          (c) *;
          (d) is conducting a Phase I Clinical Trial with respect to Product;
          (e) is conducting a Phase II Clinical Trial with respect to Product;
          (f) is conducting a Phase III Clinical Trial with respect to Product;
          (g) has prepared documents for filing a NDA or comparable application with the FDA with respect to Product;
          (h) has filed a NDA or comparable application with the FDA for Product;
          (i) is pursuing a filed NDA or comparable application with the FDA for Product;
          (j) has received approval of a NDA or comparable application from the FDA for Product; or
          (k) a Product is launched or is being sold in the United States.
12.3.3 Subject to Section 12.3.4, in the event that MedImmune fails to comply with the obligations of Section 12.3.1 with respect to any Contract Year and, in addition, has not achieved any of the milestones set forth in Sections 12.3.2(a) through 12.3.2(k) during such Contract Year, Avalon shall have the right, as the sole and exclusive remedy for MedImmune’s failure to comply therewith, to terminate this Agreement pursuant to Section 10.3.1(a) by written notice to MedImmune within * after the end of the applicable Contract Year, unless MedImmune cures such failure prior to the expiration of * after such notice. If MedImmune provides to Avalon a notice that MedImmune has decided to discontinue Product development, then MedImmune shall be deemed to have terminated this Agreement pursuant to Section 10.3.2.
12.3.4 If MedImmune receives a notice under Section 12.3.3, MedImmune shall have the right to contest such notice by requesting arbitration under Section 13.2, and if MedImmune requests such arbitration, this Agreement shall be terminated pursuant to Section 12.3.3 only if in such arbitration there is a final determination that MedImmune has not met MedImmune’s obligation under Section 12.3.1 in the applicable Contract Year and, in addition, in such Contract Year none of the events of Section 12.3.2(a) through 12.3.2(k) has occurred.
12.3.5 It is expressly understood that MedImmune will not be obligated *. In the event that MedImmune fails to meet its obligations under Section 12.3 in Europe or Japan, then Avalon shall have the right to terminate MedImmune’s licenses with respect to such Product in Europe or Japan as the case may be by written notice to MedImmune in accordance with Section 10.3.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.4	Avalon’s Commercially Reasonable Efforts. During the Term, Avalon agrees to use Commercially Reasonable Efforts to perform research in accordance with the Research Program.

13.	DISPUTE RESOLUTION.

13.1	Good Faith Negotiations. In the event of any dispute, disagreement or claim between the Parties as to the interpretation of any provision of this Agreement or the performance of obligations hereunder other than Management Committee disputes under Section 3.2, the matter, upon written request of either Party, shall first be referred to the Chief Executive Officer of Avalon, or such other person holding a similar position designated by Avalon from time to time, and the Chief Executive Officer of MedImmune, or such other person holding a similar position designated by MedImmune from time to time, for resolution. These individuals shall, within * of when the matter is referred to them, attempt in good faith to resolve the dispute. These individuals may obtain the advice of other employees as they deem necessary or advisable in order to make the decision.

13.2	Arbitration. Any dispute, disagreement or claim (other than a dispute that involves the validity, scope or enforceability of patents that arise under the patent laws of a country or a dispute under Article 3) that cannot be resolved by the respective officers of the Parties under Section 13.1 above within * after its submission, shall be settled by binding arbitration held in Washington, DC in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that (a) there shall be three U.S.-licensed attorneys acting as arbitrators, (b) the arbitration proceedings shall be subject to the confidentiality provisions of Article 8 of this Agreement and (c) the Parties will bear their own costs in preparing for the arbitration. Whenever a Party decides to institute arbitration proceedings, it shall give written notice to that effect to the other. The demand for arbitration may be filed by either Party within a reasonable time after the controversy or claim has arisen; provided, however, in no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations or the provisions of this Agreement. Each Party shall select one arbitrator. The Party initiating recourse to arbitration shall include in its notice of arbitration its appointment of an arbitrator, and the other Party shall select the second arbitrator within * of the date it receives such notice. The two arbitrators selected by the Parties shall select the third arbitrator. At least one of the arbitrators shall be a licensed attorney who has represented pharmaceutical companies for at least ten (10) years and is knowledgeable concerning the type of subject matter at issue in the dispute. Discovery in any arbitration proceeding under this Section 13.2 shall be permitted with respect to the performance by the Parties of their obligations under this Agreement and such other matters as the arbitrators may determine (it being the intent of the Parties that full discovery occur with respect to the salient facts). The arbitrators shall render a decision within * of the completion of the arbitration. The arbitrators shall award costs and expenses, including reasonable attorneys’ fees, to the Party in whose favor the arbitral

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

award has been granted. The award of the arbitrators shall be in writing and shall be binding on the Parties, and judgment upon the award rendered by the arbitrators may be entered in any federal court having jurisdiction. Any decision or award made by the arbitrators shall be in accordance with the terms and conditions of this Agreement and shall not be inconsistent with the rights and obligations of the Parties as set forth in this Agreement. Nothing in this Agreement bars the right of either Party to obtain preliminary or permanent injunctive relief against threatened conduct that will cause it loss or damage, in accordance with the rules for obtaining injunctive relief in any jurisdiction, including the applicable rules for obtaining restraining orders and preliminary injunctions. The Parties hereby waive their right to a jury trial in connection with any matter submitted for resolution by arbitration hereunder, except as provided in the last sentence hereof. Notwithstanding the foregoing, disputes regarding the validity, inventorship, scope or enforceability of patents shall be submitted to a court of competent jurisdiction in the country where such patent has issued or such patent application is filed.

14.	MISCELLANEOUS.

14.1	Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party, except for assignment in connection with a Change of Control of a Party or in connection with a transfer by MedImmune of all or substantially all of the assets to which this Agreement is related. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 14.1 shall be void.

14.2	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or reasonably appropriate in order to carry out the purposes and intent of the Agreement or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.3	Force Majeure. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable, provided, however, that neither Party shall be required to settle any labor dispute or disturbance. Actions taken by a Party to resume performance of its obligations with respect to the Research Program shall be taken in consultation with the MC.

14.4	Correspondence and Notices. Correspondence, reports, documentation, notices and any other communication in writing between the Parties pursuant to this Agreement shall be delivered by hand, sent by registered mail, return receipt requested, postage prepaid or

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

sent by facsimile transmission (receipt verified) to the employee or representative of the other Party who is designated by such other Party to receive such written communication. Notices shall be deemed effective given and received upon personal delivery, the fifth day following mailing sent by registered or certified mail, or upon transmission of facsimile (with telephonic notice).

All correspondence to Avalon shall be addressed as follows:
Avalon Pharmaceuticals
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attn: Chief Executive Officer
Telephone: (301) 556-9810
Fax: (301) 556-9910
With a copy to:
Avalon Pharmaceuticals
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attn: General Counsel
Telephone: (301) 556-9812
Fax: (301) 556-9910
All correspondence to MedImmune shall be addressed as follows:
MedImmune, Inc.
One MedImmune Way
Gaithersburg, MD 20878
Attn: Senior Vice President, Corporate Development
Telephone: (301) 398-4698
Fax: (301) 398-9698
With a copy to the same address: Legal Affairs
Attn: General Counsel
Telephone: (301) 398-4625
Fax: (301) 398-9625
14.5	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.6	Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Party. Such waiver shall not be deemed a waiver of any other right hereunder or of any other breach or failure by a Party whether of similar nature or otherwise.
14.7	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction and to the extent practicable, modified so as to make it valid, legal and enforceable and to maintain as nearly as practicable the intent of the Parties without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.8	Descriptive Headings; Interpretation. The section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Exhibits, taken as a whole. Except as otherwise expressly provided herein: any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.

14.9	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

14.10	Entire Agreement. This Agreement and the Exhibits thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

14.11	Independent Contractors. It is expressly agreed that the Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.12	Debarment. Each Party agrees that it will not use, in any capacity, in connection with any of its obligations to be performed under this Agreement any individual who has been debarred under the FD&C Act or the Generic Drug Enforcement Act.

14.13	Counterparts. This Agreement may be executed in any number of counterparts, by facsimile or otherwise, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement and shall be deemed an original.

14.14	Cumulative Remedies. Except as set forth in Section 12.3.3, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.15	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
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*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

Avalon Pharmaceuticals, Inc.		MedImmune, Inc.

By	/s/	By	/s/

Name: Kenneth C. Carter		Name: Edward T. Mathers
Title: President and CEO		Title: SVP, Corporate Development

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A – RESEARCH PROGRAM
A.1.	General. The purpose of the Research Program is to apply Avalon Technology to the goal of discovering and optimizing Small Molecules that can block the activity of the *. In addition, the Research Program will apply Avalon Technology to the goal of defining Target Biomarkers that can characterize the activity of MedImmune Antibodies or other pharmaceutical agents, which block *.

The Research Program shall consist of three stages that are characterized by specific research activities. During Stage I, Avalon will conduct METS profiling *. During Stage II, Avalon will conduct HITS screening of the Avalon Chemical Library on * in order to identify Compound Hits that produce the desired response profile across the gene Signature Set. Such Compound Hits will be organized into Compound Families. Avalon and MedImmune shall further characterize Compound Hits and/or Compound Families in relevant secondary assays, and Avalon and MedImmune shall select Lead Compounds and/or Compound Families to be advanced into Stage III. During Stage III, Avalon and MedImmune will perform Lead Compound Optimization on Lead Compounds with the goal of defining and selecting Clinical Candidates.

A.2	Stage I

A.2.1 Collaborative Duties. Within 30 days of execution of this Agreement, the Project Team shall meet and identify the * and * for initiation of Stage I of the Research Program. The Project Team may identify further * to be used during Stage I while Stage I is being conducted. *

At this time, we anticipate profiling treatments of at least one target cell line with the following kinds of reagents in Stage I: *

Initially, target cells will be treated individually with each of these reagents and profiled by METS analysis. This will establish baseline expression profiles for each of these reagents treated in isolation. *

A.2.2 MedImmune Duties. Within thirty (30) days after the first meeting of the Project Team, MedImmune shall provide any * to Avalon, along with any MedImmune Know-How necessary for Avalon to perform the Stage I research. MedImmune shall also provide to Avalon samples of any Reference Compounds that are in its possession, if a decision is made by the Project Team to pursue profiling of such agents.

A.2.3 Avalon Duties. Upon receipt of the *, MedImmune Know-How and Reference Compounds (if any), Avalon will treat the Reference and MedImmune Cells with the *

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and perform METS profiling of said treatments. * Avalon will conduct all relevant data analyses (including the use of bioinformatics and other analytical tools) required to establish * gene Signature Sets associated with blocking the activity of *.

A.3	Stage II

A.3.1. Collaborative Duties. The MC will review the data and recommendations from Avalon concerning the pilot screen of approximately * compounds selected from the Avalon Chemical Library (see below). At its discretion, based upon the analysis of screening data from the pilot screen, the MC may recommend further refinement of a gene Signature Set prior to the screening of the remaining compounds * in the Avalon Chemical Library. If the data from the pilot screen appear satisfactory to the MC, then the MC will recommend the screening of the remaining compounds in the Avalon Chemical Library.

A.3.2 Avalon Duties.

(a) Avalon will transfer and validate the relevant gene Signature Sets obtained from Stage I onto the HITS quantitative polymerase chain reaction platform. Avalon will then perform a pilot screen against a target cell used in Stage I. In the pilot screen, Avalon will test approximately * compounds selected from the Avalon Chemical Library. Data from the pilot screen will be analyzed by Avalon to evaluate the performance of the screen and the suitability of the selected gene Signature Sets. Following the pilot screen and upon approval by the MC, the remaining compounds in the Avalon Chemical Library (approximately * compounds) will be screened and Compound Hits will be identified by Avalon. Although Avalon estimates that approximately * Compounds from the Avalon Chemical Library may induce a gene signature similar enough to the Signature Sets obtained from Stage I to warrant further analysis, Avalon makes no warranty or representation as to how many, if any, Compounds will be identified pursuant to this Section A.3.2(a).

(b) Avalon will re-screen any Compound Hits identified in Section A.3.2(a) at least once using the same HITS assay employed in Section A.3.2(a), in order to confirm the activity originally identified in the primary HITS screen. Avalon estimates, but does not warrant or represent, that approximately *.

(c) Avalon will group any Compound Hits identified by the HITS assays of Sections A.3.2(a) and A.3.2(b) into Compound Families based on similarities in function and chemical scaffold.

(d) Avalon will *.

(e) Avalon shall choose representative, confirmed Compound Hits from each Compound Family and subject such Compound Hits to METS profiling, to generate

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

global gene expression profiles for each confirmed Compound Hit Family. The criteria used to select these Compounds from the Compound Families shall be determined by Avalon and shall include considerations of expected toxicity, expected pharmacokinetics, solubility and ability to easily modify the chemical structure.

A.3.3 MedImmune Duties: MedImmune will recommend relevant secondary assays (non-METS assay) for the characterization of hits identified from screening during Stage II. MedImmune will conduct testing of compound hits in relevant (non-METS) secondary assays. When MedImmune conducts such testing, Avalon will transfer compound to MedImmune without any information on chemical structure and MedImmune will not determine or have any Third Party determine the structures of the compounds provided. Alternately, MedImmune will transfer MedImmune Know-How for the performance of such assays to Avalon, provided that resources and FTE’s to conduct such assays are available at Avalon. In such cases, MedImmune will pay for the performance of such assays at Avalon. MedImmune shall participate in the selection of Lead Compounds for Lead Optimization and recommend such Lead Compounds to the MedImmune Executive Committee for approval. The MedImmune Executive Committee shall review such recommendations and approve the initiation of Stage III, in its sole discretion.

A.4	Stage III

A.4.1 Collaborative Duties. For each Compound Family selected by MedImmune under Section A.3.3, some or all of the Compound Hits within that Compound Family shall be designated Lead Compounds and subjected to Lead Compound Optimization. The MC shall review progress of Lead Compound Optimization and shall ultimately make the decision on selection of Clinical Candidates.

A.4.2 Avalon Duties.

Avalon shall use standard medicinal and combinatorial chemistry to synthesize compound Analogs during Lead Compound Optimization. Throughout the optimization process, Avalon shall employ T-SAR and METS profiling of Lead Compounds and Lead Compound Analogs to monitor and maintain activity that mimics the Signature Set generated in Stage I. The METS profiling will also be used to monitor global gene activity and identify subgroups of Analogs based upon changes in gene expression. Throughout the optimization process, Avalon shall also use RACETraCK to rapidly address in vivo activity of Lead Compounds or Compound Analogs, and identify those Lead Compounds or Lead Compound Analogs with the best activity profile. It is anticipated that MedImmune will conduct animal studies and will provide the necessary cells and/or tissues from such studies to Avalon for the isolation of RNA for use in a RACETraCK assessment; however, only Avalon shall perform the actual RACETraCK assessment of that RNA.

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Any Compound within a Compound Family undergoing optimization under this Section A.4, which is discovered to not inhibit the Target or have a modulating activity in the Target pathway shall no longer be considered part of the Avalon Technology, and shall no longer be exclusively licensed to MedImmune pursuant to Section 2.1(a).

A.4.3 MedImmune Duties. MedImmune shall be responsible for * of Compounds and Analogs generated from screening or during Lead Compound Optimization. RACETraCK profiling and analysis of any cells or tissues isolated from such animal models will be performed by Avalon. MedImmune shall designate at least *, or present good reasons to the MC why no Clinical Candidate has been selected. If MedImmune selects a Clinical Candidate, then it must use Commercially Reasonable Efforts to initiate a Development and Commercialization Program and commercialize a Product.
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*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B
Program Budget
*

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C
Certain Avalon Patent Rights
1.	CERTAIN AVALON PATENT RIGHTS
*
Internal Use Notes:
*

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D
Form of Press Release
MEDIMMUNE AND AVALON PHARMACEUTICALS ANNOUNCE
COLLABORATION TO DISCOVER SMALL MOLECULE THERAPEUTIC DRUGS
FOR INFLAMMATORY DISEASES
GAITHERSBURG, MD and GERMANTOWN, MD, June XX, 2005 - MedImmune, Inc. (Nasdaq: MEDI) and Avalon Pharmaceuticals, Inc. today announced a collaboration to discover and develop small molecule therapeutic compounds in the area of inflammatory disease. Avalon will use its AvalonRxTM drug discovery engine to identify lead compounds. MedImmune will be responsible for preclinical and clinical testing of any resulting product candidates, as well as all future development and sales and marketing activities.
Under the terms of the agreement, Avalon will receive an upfront payment, research and development support, milestone payments and royalties on any future marketed products. MedImmune also has the option to initiate two additional small molecule drug discovery collaborations with Avalon under similar terms.
“This collaboration with Avalon expands the breadth of our research to include small molecules as potential therapies for various inflammatory diseases,” stated Edward T. Mathers, MedImmune’s senior vice president of corporate development. “We look forward to investigating Avalon’s proprietary drug discovery technology with the hope that our combined efforts will lead to developing new treatment options for patients suffering from debilitating disease.”
“We are excited to be MedImmune’s first partner in the discovery and optimization of small molecule therapeutic compounds,” stated Ken Carter, Avalon’s chief executive officer. “It is also significant that this is our first major program with our AvalonRx drug discovery platform in a therapeutic area beyond our internal cancer focus.”
About MedImmune
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With approximately 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at http://www.medimmune.com.
About Avalon
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to

*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx™. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to the research and development of future small molecule products. Such statements reflect the current views of MedImmune and/or Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission. There can be no assurance that such development efforts will succeed, that the products will receive required regulatory clearance or, even if such regulatory clearance is received, that the subsequent products will ultimately achieve commercial success.
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*	The asterisk denotes the confidential portions of this document that have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.